                                                                    EXHIBIT 23.2


                      CONSENT OF INDEPENDENT ACCOUNTANTS
                      ----------------------------------

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of JP Foodservice, Inc. of our report dated August 2, 1996, except as to Note 16, which is as of September 10, 1996 and except as to the pooling of interests with Valley Industries, Inc. and with Squeri Foods, Inc. which is as of November 14, 1996, which appears on page F-2 relating to the consolidated financial statements contained in the JP Foodservice, Inc.'s Prospectus dated November 26, 1996 filed pursuant to Rule 424(b) of the Securities Act. We also consent to the reference to us under the heading "Experts" in such Prospectus.




PRICE WATERHOUSE LLP

Linthicum, Maryland
July 31, 1997